Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 6 DATED FEBRUARY 1, 2017
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016, as supplemented by Supplement No. 1, dated November 15, 2016, Supplement No. 2, dated November 23, 2016, Supplement No. 3, dated December 1, 2016, Supplement No. 4, dated January 3, 2017, and Supplement No. 5, dated January 13, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1, 2017 through January 31, 2017, for each of our classes of common stock.
Monthly Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1, 2017 through January 31, 2017.

Date	NAV per Share
	Class E	Class A	Class W	Class I
January 3, 2017	$7.56	$7.56	$7.56	$7.56
January 4, 2017	$7.55	$7.55	$7.55	$7.55
January 5, 2017	$7.55	$7.55	$7.55	$7.55
January 6, 2017	$7.55	$7.55	$7.55	$7.55
January 9, 2017	$7.55	$7.55	$7.55	$7.55
January 10, 2017	$7.55	$7.55	$7.55	$7.55
January 11, 2017	$7.55	$7.55	$7.55	$7.55
January 12, 2017	$7.55	$7.55	$7.55	$7.55
January 13, 2017	$7.55	$7.55	$7.55	$7.55
January 17, 2017	$7.55	$7.55	$7.55	$7.55
January 18, 2017	$7.55	$7.55	$7.55	$7.55
January 19, 2017	$7.55	$7.55	$7.55	$7.55
January 20, 2017	$7.55	$7.55	$7.55	$7.55
January 23, 2017	$7.55	$7.55	$7.55	$7.55
January 24, 2017	$7.55	$7.55	$7.55	$7.55
January 25, 2017	$7.56	$7.56	$7.56	$7.56
January 26, 2017	$7.56	$7.56	$7.56	$7.56
January 27, 2017	$7.57	$7.57	$7.57	$7.57
January 30, 2017	$7.56	$7.56	$7.56	$7.56
January 31, 2017	$7.56	$7.56	$7.56	$7.56
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.